EXHIBIT NO. 4.1

SECURITY AGREEMENT

SECURITY AGREEMENT (this “Agreement”), dated as of August __, 2008, by and among Shearson Financial Network, Inc., a Nevada corporation (“Company”), and the secured parties signatory hereto and their respective endorsees, transferee and assigns (collectively the “Secured Party”).

W I T N E S S E T H:

WHEREAS, on June 16, 2008 (the “Petition Date”), the Company filed petitions in the United States Bankruptcy Court for the District of Nevada (the “Court”) for relief under Chapter 11 of the Bankruptcy Code (“Bankruptcy Code”), thereby initiating Chapter 11 Case No. 08-16350 (the “Chapter 11 Case”).  The Company continues to operate its business, and manage its properties, as a debtor-in-possession pursuant to §§1107 and 1108 of the Bankruptcy Code;

WHEREAS, prior to the Petition Date, the Secured Party provided financing to the Company pursuant to that certain Securities Purchase Agreement dated June 30, 2006, that certain Callable Secured Convertible Note dated June 30, 2006, that certain Security Agreement dated June 30, 2006, and certain other agreements by and among the Company, Secured Party and certain other parties, as the same has been amended or modified from time to time by the parties thereto;

WHEREAS, the Company has requested that Secured Party provide a senior secured superpriority loan, to the Company in the form of a series of Senior Secured Superpriority Debtor-In-Possession Callable Secured Convertible Note in an aggregate amount up to $500,000;

WHEREAS, the Company has agreed to issue to the Secured Party and the Secured Party has agreed to purchase from the Company certain Senior Secured Superpriority Debtor-In-Possession Callable Secured Convertible Note in an aggregate amount up to $500,000 (the “Notes”), which are convertible into shares of the Company’s Common Stock, par value $.001 per share (the “Common Stock”); and

WHEREAS, in order to induce the Secured Party to purchase the Notes, the Company has agreed to execute and deliver to the Secured Party this Agreement for the benefit of the Secured Party and to grant to it a first priority security interest in certain property of the Company to secure the prompt payment, performance and discharge in full of all of the Company’s obligations under the Notes.

NOW, THEREFORE, in consideration of the agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.            Certain Definitions.  As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.  Terms used but not otherwise defined in this Agreement that are defined in Article 9 of the UCC, including but not limited to  “Account”, “Chattel Paper”, “Commercial Tort Claims”, “Deposit Accounts”, “Documents”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter-of-Credit Right”, and “Proceeds” and shall have the respective meanings assigned to such terms in the New York Uniform Commercial Code, as the same may be in effect from time to time.  Each capitalized term used herein, and not otherwise defined in this Agreement or the UCC, shall have the meaning ascribed thereto in the Notes.

“Collateral” means the collateral in which the Secured Party is granted a security interest by this Agreement and which shall include the following, whether presently owned or existing or hereafter acquired or coming into existence, and wherever now or hereafter located and all additions and accessions thereto and all substitutions and replacements thereof, and all Proceeds, products and accounts thereof, including, without limitation, all Proceeds from the sale or transfer of the Collateral and of insurance covering the same and of any tort claims in connection therewith:  (a) all Accounts and all Goods whose sale, lease or other disposition by the Company has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, the Company; (b) all Chattel Paper, Instruments, Documents and General Intangibles (including, without limitation, all patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contract rights, payment intangibles, security interests, security deposits and rights to indemnification); (c) all Inventory (whether or not Eligible Cigarette and Tax Stamp Inventory or Eligible Sundry Inventory); (d) all Goods (other than Inventory), including, without limitation, Equipment, vehicles and Fixtures; (e) all Investment Property; (f) all Deposit Accounts, bank accounts, deposits and cash; (g)  all Letter-of-Credit Rights; (h)  Commercial Tort Claims; (i) any other property of the Company now or hereafter in the possession, custody or control of Lender or any agent or any parent, affiliate or subsidiary of Lender or any participant with Lender in the Loans, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise); (j) the Intellectual Property; and (k) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including, without limitation, proceeds of all insurance policies insuring the foregoing property, and all of Company’s books and records relating to any of the foregoing and to the Company’s business; together with all other real or personal property of the Company or any other Person now or hereafter pledged to Lender to secure, either directly or indirectly, repayment of any of the indebtedness or the Secured Obligations.

“Company” shall mean, collectively, the Company and all of the subsidiaries of the Company, a list of which is contained in Schedule A, attached hereto.

“Copyrights” shall mean (a) all copyrights, registrations and applications for registration, issued or filed, including any reissues, extensions or renewals thereof, by or with the United States Copyright Office or any similar office or agency of the United States, any state thereof, or any other country or political subdivision thereof, or otherwise, including, all rights in and to the material constituting the subject matter thereof, and (b) any rights in any material which is copyrightable or which is protected by common law, United States copyright laws or similar laws or any law of any State, including, without limitation, any thereof referred to in Schedule B hereto.

“Copyright License” shall mean any agreement, written or oral, providing for a grant by the Company of any right in any Copyright, including, without limitation, any thereof referred to in Schedule B hereto.

“Intellectual Property” shall means, collectively, the Software Intellectual Property, Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses and Trade Secrets.

“Obligations” means all of the Company’s obligations under this Agreement, the Loan Documents and the Notes, in each case, whether now or hereafter existing, voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later decreased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from the Secured Party as a preference, fraudulent transfer or otherwise as such obligations may be amended; supplemented, converted, extended or modified from time to time.

“Patents” shall mean (a) all letters patent of the United States or any other country or any political subdivision thereof, and all reissues and extensions thereof, and (b) all applications for letters patent of the United States and all divisions, continuations and continuations-in-part thereof or any other country or any political subdivision.

“Patent License” shall mean all agreements, whether written or oral, providing for the grant by the Company of any right to manufacture, use or sell any invention covered by a Patent.

“Software Intellectual Property”  shall mean:

(a)           all software programs (including all source code, object code and all related applications and data files), whether now owned, upgraded, enhanced, licensed or leased or hereafter acquired by the Company, above;

(b)           all computers and electronic data processing hardware and firmware associated therewith;

(c)           all documentation (including flow charts, logic diagrams, manuals, guides and specifications) with respect to such software, hardware and firmware described in the preceding clauses (a) and (b); and

(d)           all rights with respect to all of the foregoing, including, without limitation, any and all upgrades, modifications, copyrights, licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications and substitutions, replacements, additions, or model conversions of any of the foregoing.

“Trademarks” shall mean (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise, and (b) all reissues, extensions or renewals thereof.

“Trademark License” shall mean any agreement, written or oral, providing for the grant by the Company of any right to use any Trademark.

“Trade Secrets” shall mean common law and statutory trade secrets and all other confidential or proprietary or useful information and all know-how obtained by or used in or contemplated at any time for use in the business of the Company (all of the foregoing being collectively called a “Trade Secret”), whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating or referring in any way to such Trade Secret, all Trade Secret licenses, and including the right to sue for and to enjoin and to collect damages for the actual or threatened misappropriation of any Trade Secret and for the breach or enforcement of any such Trade Secret license.

“UCC” means the Uniform Commercial Code, as currently in effect in the State of New York.

“Unencumbered Property” means all property of the Company acquired prior to the Petition Date or thereafter, that, on or as of the Petition Date are not subject to any valid, perfected and non-avoidable liens, including, without limitation: (a) all Accounts and all Goods whose sale, lease or other disposition by the Company has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, the Company; (b) all Chattel Paper, Instruments, Documents and General Intangibles; (c) all Inventory; (d) all Goods (other than Inventory), including, without limitation, Equipment, vehicles and Fixtures; (e) all Investment Property; (f) all Deposit Accounts, bank accounts, deposits and cash; (g) all Letter-of-Credit Rights; (h) Commercial Tort Claims; (i) any other property of the Company now or hereafter in the possession, custody or control of Lender or any agent or any parent, affiliate or subsidiary of Lender or any participant with Lender in the Loans, for any purpose; (j) the Intellectual Property; and (k) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including, without limitation, proceeds of all insurance policies insuring the foregoing property, and all of Company’s books and records relating to any of the foregoing and to the Company’s business.  Additionally, Unencumbered Property shall include the Company’s claims and causes of action under sections 502(d), 544, 545, 547, 548, 549, 550 and 553(b) of the Bankruptcy Code, and/or any other avoidance claims and/or actions under the Bankruptcy Code, and any proceeds or property recovered, unencumbered or otherwise the subject of successful claims and/or actions.

2.            Grant of Security Interest.  As an inducement for the Secured Party to purchase the Note and to secure the complete and timely payment, performance and discharge in full, as the case may be, of all of the Obligations and the Secured Obligations, the Company hereby, unconditionally and irrevocably, pledges, grants and hypothecates to the Secured Party: (i)  a continuing security interest, in a continuing first lien upon, an unqualified right to possession and disposition of and a right of set-off against, in each case to the fullest extent permitted by law, all of the Company’s right, title and interest of whatsoever kind and nature in and to the Unencumbered Property; and (ii) a continuing security interest, in a continuing lien upon, an unqualified right to possession and disposition of and a right of set-off against, in each case to the fullest extent permitted by law, all of the Company’s right, title and interest of whatsoever kind and nature in and to the Collateral, other than the Unencumbered Property (collectively, the “Security Interest”) provided that such lien is junior to certain liens as provided in clause (ii) of Section 3(f).  The Company hereby authorizes Secured Party to file such financing statements showing Company as debtor and Secured Party as secured party describing the Collateral in such jurisdictions as Secured Party reasonably deems appropriate.

3.            Representations, Warranties, Covenants and Agreements of the Company.  The Company represents and warrants to, and covenants and agrees with, the Secured Party as follows:

(a)           Subject to the Order Authorizing the DIP Financing entered on August 11, 2008 by the United States Bankruptcy Court for the District of Nevada (the “Bankruptcy Court”) in connection with the filing of a Chapter 11 Case  authorizing Company, debtor and debtor in possession, to obtain initial financing in from Secured Party and the evidence of any additional indebtedness authorized by a final hearing and entry of a final order (the “Final Order”) by the Bankruptcy Court, Company has the requisite corporate power and authority to enter into this Agreement and otherwise to carry out its obligations thereunder.  The execution, delivery and performance by the Company of this Agreement and the filings contemplated therein have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company.  This Agreement constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally.

(b)           To the knowledge of the Company (as defined below in this Section), the Company represents and warrants that it has no place of business or offices where its respective books of account and records are kept (other than temporarily at the offices of its attorneys or accountants) or places where Collateral is stored or located, except as set forth on Schedule A attached hereto.  “knowledge of the Company” shall mean the actual knowledge of the officers of the Company without the duty to investigate.

(c)           To the knowledge of the Company, the Company is the sole owner of the Collateral free and clear of any liens, security interests, encumbrances, rights or claims (except for non-exclusive licenses granted by the Company in the ordinary course of business and except with respect to any liens, security interests, encumbrances, rights or claims granted by the Company prior to the date of this Agreement encumbering the Collateral (collectively, “Permitted Liens”)), and, to the knowledge of the Company, is fully authorized to grant the Security Interest in and to pledge the Collateral, except as otherwise provided under any agreement relating to the Permitted Liens.  There is not on file in any governmental or regulatory authority, agency or recording office an effective financing statement, security agreement, license or transfer or any notice of any of the foregoing (other than those that have been filed relating to or may be filed relating to the Permitted Liens or have been filed in favor of Secured Party relating to this Agreement) covering or affecting any of the Collateral.  So long as this Agreement shall be in effect, the Company shall not execute and shall not knowingly file in any such office or agency any such financing statement or other document or instrument (except to the extent filed or recorded in favor of the Secured Party pursuant to the terms of this Agreement).

(d)           To the knowledge of the Company, (i) no part of the Collateral has been judged invalid or unenforceable; (ii) no written claim has been received that any Collateral or the Company’s use of any Collateral violates the rights of any third party, excluding a claim relating to the Collateral asserted by Christopher P. Baker, C.P. Baker & Company, Ltd. and/or any affiliate thereof (“Baker Parties”); (iii) there has been no adverse written decision to the Company’s claim of ownership rights in or exclusive rights to use the Collateral in any jurisdiction or to the Company’s right to keep and maintain such Collateral in full force and effect; and (iv) there is no proceeding involving said rights pending or threatened before any court, judicial body, administrative or regulatory agency, arbitrator or other governmental authority, other than a claim relating to the Collateral that may be asserted by any of the Baker Parties.

(e)           To the knowledge of the Company, the Company maintains a majority of its books of account and records relating to the Collateral at its principal place of business and the locations set forth on Schedule A attached hereto, shall maintain its books and records located at the locations set forth on Schedule A attached hereto and may not relocate such books of account and records or tangible Collateral unless it delivers to the Secured Party at least 30 days prior to such relocation (i) written notice of such relocation and the new location thereof (which must be within the United States) and (ii) evidence that appropriate financing statements and other necessary documents have been filed and recorded to perfect the Security Interest to create in favor of the Secured Party valid, perfected and continuing first priority liens in the Unencumbered Property and liens in the Collateral, excluding the Unencumbered Property.

(f)           Upon the Bankruptcy Court’s issuance of the Final Order, this Agreement creates in favor of the Secured Party a valid security interest in the Collateral securing the payment and performance of the Obligations and, upon making the filings described in the immediately following sentence, (i) a perfected first priority security interest in all Unencumbered Property; and (ii) a perfected security interest in all property comprising of the Collateral, excluding the Unencumbered Property, that is subject to valid, perfected and unavoidable liens in existence immediately prior to the Petition Date or to valid and unavoidable liens in existence immediately prior to the Petition Date that are perfected subsequent to the Petition Date, as permitted by section 546(b) of the Bankruptcy Code, which are junior to such valid, perfected and unavoidable liens.  Except as required to be approved by the Bankruptcy Code and except for the filing of financing statements on Form-1 under the UCC, attached hereto, no authorization or approval of or filing with or notice to any governmental authority or regulatory body is required either (y) for the grant by the Company of the Security Interest granted hereby or for the execution, delivery and performance of this Agreement by the Company or (z) for the perfection of or exercise by the Secured Party of its rights and remedies hereunder.

(g)           On the date of execution of this Agreement, the Company will deliver to the Secured Party one or more executed UCC financing statements, attached hereto and in such other jurisdictions as may reasonably be requested by the Secured Party.

(h)           Upon request of the Secured Party, the Company shall execute and deliver any and all agreements, instruments, documents, and papers as the Secured Party may request to evidence the Secured Party’s security interest in the Intellectual Property and the goodwill and general intangibles of the Company relating thereto or represented thereby, and the Company hereby appoints the Secured Party its attorney-in-fact to execute and file all such writings for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power being coupled with an interest is irrevocable until the Obligations have been fully satisfied and are paid in full.

(i)           To the knowledge of the Company, the execution, delivery and performance of this Agreement does not conflict with or cause a breach or default, or an event that with or without the passage of time or notice, shall constitute a breach or default, under any agreement to which the Company is a party or by which the Company is bound.  To the knowledge of the Company, no consent (including, without limitation, from stock holders or creditors of the Company) is required for the Company to enter into and perform its obligations hereunder other than approval obtained by the Bankruptcy Court.

(j)           Subject to the terms of the Final Order, until this Agreement and the Security Interest hereunder shall terminate pursuant to Section 11, (i) the Company shall at all times maintain the liens and Security Interest provided for hereunder as valid and perfected first priority liens and security interests in the Unencumbered Property in favor of the Secured Party; and (ii) the Company shall at all times maintain the liens and Security Interest provided for hereunder as valid and perfected liens and security interests in Collateral in favor of Secured Party.  Without limiting the generality of the foregoing, the Company shall pay all fees, taxes and other amounts necessary to maintain the Collateral and the Security Interest hereunder.

(k)           The Company will not transfer, pledge, hypothecate, encumber, license (except for non-exclusive licenses granted by the Company in the ordinary course of business), sell or otherwise dispose of any of the Intellectual Property without the prior written consent of the Secured Party.

(l)            The Company will not transfer, pledge, hypothecate, encumber, license (except for non-exclusive licenses granted and sales made by the Company in the ordinary course of business), sell or otherwise dispose of any of the Collateral without the prior written consent of the Secured Party.

(m)           The Company shall keep and preserve its Equipment, Inventory and other tangible Collateral in good condition, repair and order and shall not conduct business with respect to such Collateral (or cause to be operated or located) in any area excluded from insurance coverage.

(n)           The Company shall, within ten (10) days of obtaining knowledge thereof, advise the Secured Party promptly, in sufficient detail, of any substantial change in the Collateral, and of the occurrence of any event which would have a material adverse effect on the value of the Collateral or on the Secured Party’s security interest therein.

(o)           The Company shall permit the Secured Party and its representatives and agents to inspect the Collateral at any time, and to make copies of records pertaining to the Collateral as may be requested by the Secured Party from time to time.

(p)           The Company will take all commercially reasonably steps to pursue and seek to preserve, enforce and collect any rights, claims, causes of action and accounts receivable in respect of the Collateral.

(q)           Excluding any proceedings filed in the Bankruptcy Court, which Secured Party shall receive notice of such filing or proceeding, the Company shall notify the Secured Party in reasonably sufficient detail upon receiving written notice of any attachment, garnishment, execution or other legal process levied against any Collateral that may materially affect the value of the Collateral, the Security Interest or the rights and remedies of the Secured Party hereunder.

(r)           To the knowledge of the Company, all information heretofore, herein or hereafter supplied to the Secured Party by or on behalf of the Company with respect to the Collateral is accurate and complete in all material respects as of the date furnished.

(s)           To the knowledge of the Company, Schedule A attached hereto contains a list of all of wholly-owned subsidiaries of Company and a list of entities in which the Company holds at least a 70% equity interest.

(t)           To the knowledge of the Company, none of such Licenses, Patents, Trademarks, Copyrights and Trade Secrets is the subject of any licensing or franchise agreement.  To the knowledge of the Company, no holding, decision or judgment has been rendered by any Governmental Body which would limit, cancel or question the validity of any License, Patent, Trademark, Copyright and Trade Secrets. To the knowledge of the Company, no action or proceeding is pending (i) seeking to limit, cancel or question the validity of any License, Patent, Trademark, Copyright or Trade Secret, or (ii) which, if adversely determined, would have a material adverse effect on the value of any License, Patent, Trademark, Copyright or Trade Secret.  To the knowledge of the Company, the Company has used and will continue to use for the duration of this Agreement, proper statutory notice in connection with its use of the Patents, Trademarks and Copyrights and consistent standards of quality in products leased or sold under the Patents, Trademarks and Copyrights.

(u)           With respect to any Intellectual Property, to the knowledge of the Company:

(i)           such Intellectual Property is subsisting and has not been adjudged invalid or unenforceable, in whole or in part;

(ii)          such Intellectual Property is valid and enforceable;

(iii)         other than Permitted Liens and any lien filed pursuant to this Agreement, the Company is the owner of the entire and unencumbered right, title and interest in and to such Intellectual Property and no claim has been made that the use of such Intellectual Property infringes on the asserted rights of any third party; and

(iv)         the Company will use its commercially reasonable efforts to perform all acts to maintain each and every item of Intellectual Property in full force and effect throughout the United States.

(v)           Except with respect to any Trademark or Copyright that the Company shall reasonably determine is of negligible economic value to the Company, the Company shall:

(i)           use its commercially reasonable efforts to: (a) maintain each Trademark and Copyright in full force free from any claim of abandonment for non-use, maintain as in the past the quality of products and services offered under such Trademark or Copyright, (b) employ such Trademark or Copyright with the appropriate notice of registration, (c) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark or Copyright unless the Secured Party shall obtain a perfected security interest in such mark pursuant to this Agreement, and (d) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any Trademark or Copyright may become invalidated;

(ii)          use its commercially reasonable efforts to not, except with respect to any Patent that it shall reasonably determine is of negligible economic value to it, do any act, or omit to do any act, whereby any Patent may become abandoned or dedicated; and

(iii)           notify the Secured Party immediately if it knows, or has reason to know, that any application or registration relating to any Patent, Trademark or Copyright may become abandoned or dedicated, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office or any court or tribunal in any country) regarding its ownership of any Patent, Trademark or Copyright or its right to register the same or to keep and maintain the same.

(w)           Whenever the Company, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Patent, Trademark or Copyright with the United States Patent and Trademark Office, United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof or acquire rights to any new Patent, Trademark or Copyright whether or not registered, report such filing to the Secured Party within five business days after the last day of the fiscal quarter in which such filing occurs.

(x)            The Company shall take all commercially reasonable steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Patents, Trademarks and Copyrights, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

(y)            In the event that any Patent, Trademark or Copyright included in the Intellectual Property is infringed, misappropriated or diluted by a third party, promptly notify the Secured Party after it learns thereof and shall, unless it shall reasonably determine that such Patent, Trademark or Copyright is of negligible economic value to it, which determination it shall promptly report to the Secured Party, promptly sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution, or take such other actions as it shall reasonably deem appropriate under the circumstances to protect such Patent, Trademark or Copyright.

4.            Defaults.  The following events shall be “Events of Default”:

(a)            The occurrence of an Event of Default (as defined in the Notes) under the Notes;

(b)            Any representation or warranty of the Company in this Agreement shall prove to have been incorrect in any material respect when made; and

(c)            The failure by the Company to observe or perform any of its obligations hereunder for ten (10) days after receipt by the Company of notice of such failure from the Secured Party.

5.            Duty To Hold In Trust.  Upon the occurrence of any Event of Default and at any time thereafter, the Company shall, upon receipt by it of any revenue, income or other sums subject to the Security Interest, whether payable pursuant to the Notes or otherwise, or of any check, draft, note, trade acceptance or other instrument evidencing an obligation to pay any such sum, hold the same in trust for the Secured Party and shall forthwith endorse and transfer any such sums or instruments, or both, to the Secured Party for application to the satisfaction of the Obligations.

6.            Rights and Remedies Upon Default.  Upon occurrence of any Event of Default and at any time thereafter, the Secured Party shall have the right to exercise all of the remedies conferred hereunder and under the Notes, and the Secured Party shall have all the rights and remedies of a secured party under the UCC and/or any other applicable law (including the Uniform Commercial Code of any jurisdiction in which any Collateral is then located).  Without limitation, the Secured Party shall have the following rights and powers:

(a)           The Secured Party shall have the right to take possession of the Collateral and, for that purpose, enter, with the aid and assistance of any person, any premises where the Collateral, or any part thereof, is or may be placed and remove the same, and the Company shall assemble the Collateral and make it available to the Secured Party at places which the Secured Party shall reasonably select, whether at the Company’s premises or elsewhere, and make available to the Secured Party, without rent, all of the Company’s respective premises and facilities for the purpose of the Secured Party taking possession of, removing or putting the Collateral in saleable or disposable form.

(b)           The Secured Party shall have the right to operate the business of the Company using the Collateral and shall have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the Collateral, at public or private sale or otherwise, either with or without special conditions or stipulations, for cash or on credit or for future delivery, in such parcel or parcels and at such time or times and at such place or places, and upon such terms and conditions as the Secured Party may deem commercially reasonable, all without (except as shall be required by applicable statute and cannot be waived) advertisement or demand upon or notice to the Company or right of redemption of the Company, which are hereby expressly waived.  Upon each such sale, lease, assignment or other transfer of Collateral, the Secured Party may, unless prohibited by applicable law which cannot be waived, purchase all or any part of the Collateral being sold, free from and discharged of all trusts, claims, right of redemption and equities of the Company, which are hereby waived and released.

7.            Applications of Proceeds.  The proceeds of any such sale, lease or other disposition of the Collateral hereunder shall be applied first, to the expenses of retaking, holding, storing, processing and preparing for sale, selling, and the like (including, without limitation, any taxes, fees and other costs incurred in connection therewith) of the Collateral, to the reasonable attorneys’ fees and expenses incurred by the Secured Party in enforcing its rights hereunder and in connection with collecting, storing and disposing of the Collateral, and then to satisfaction of the Obligations, and to the payment of any other amounts required by applicable law, after which the Secured Party shall pay to the Company any surplus proceeds.  If, upon the sale, license or other disposition of the Collateral, the proceeds thereof are insufficient to pay all amounts to which the Secured Party is legally entitled, the Company will be liable for the deficiency, together with interest thereon, at the rate of 15% per annum (the “Default Rate”), and the reasonable fees of any attorneys employed by the Secured Party to collect such deficiency.  To the extent permitted by applicable law, the Company waives all claims, damages and demands against the Secured Party arising out of the repossession, removal, retention or sale of the Collateral, unless due to the gross negligence or willful misconduct of the Secured Party.

8.            Costs and Expenses.  The Company agrees to pay all reasonable out-of-pocket fees, costs and expenses incurred in connection with any filing required hereunder, including without limitation, any financing statements, continuation statements, partial releases and/or termination statements related thereto or any expenses of any searches reasonably required by the Secured Party.  The Company shall also pay all other claims and charges which in the reasonable opinion of the Secured Party might prejudice, imperil or otherwise affect the Collateral or the Security Interest therein.  The Company will also, upon demand, pay to the Secured Party the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Secured Party may incur in connection with (i) the enforcement of this Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, or (iii) the exercise or enforcement of any of the rights of the Secured Party under the Notes.  Until so paid, any fees payable hereunder shall be added to the principal amount of the Notes and shall bear interest at the Default Rate.

9.            Responsibility for Collateral.  The Company assumes all liabilities and responsibility in connection with all Collateral, and the obligations of the Company hereunder or under the Notes shall in no way be affected or diminished by reason of the loss, destruction, damage or theft of any of the Collateral or its unavailability for any reason.

10.          Security Interest Absolute.  All rights of the Secured Party and all Obligations of the Company hereunder, shall be absolute and unconditional, irrespective of (a) any lack of validity or enforceability of this Agreement, the Notes or any agreement entered into in connection with the foregoing, or any portion hereof or thereof; (b) any change in the time, manner or place of payment or performance of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Notes or any other agreement entered into in connection with the foregoing; (c) any exchange, release or nonperfection of any of the Collateral, or any release or amendment or waiver of or consent to departure from any other collateral for, or any guaranty, or any other security, for all or any of the Obligations; (d) any action by the Secured Party to obtain, adjust, settle and cancel in its sole discretion any insurance claims or matters made or arising in connection with the Collateral; or (e) any other circumstance which might otherwise constitute any legal or equitable defense available to the Company, or a discharge of all or any part of the Security Interest granted hereby.  Until the Obligations shall have been paid and performed in full, the rights of the Secured Party shall continue even if the Obligations are barred for any reason, including, without limitation, the running of the statute of limitations or bankruptcy.  The Company expressly waives presentment, protest, notice of protest, demand, notice of nonpayment and demand for performance.  In the event that at any time any transfer of any Collateral or any payment received by the Secured Party hereunder shall be deemed by final order of a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under the bankruptcy or insolvency laws of the United States, or shall be deemed to be otherwise due to any party other than the Secured Party, then, in any such event, the Company’s obligations hereunder shall survive cancellation of this Agreement, and shall not be discharged or satisfied by any prior payment thereof and/or cancellation of this Agreement, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof.  The Company waives all right to require the Secured Party to proceed against any other person or to apply any Collateral which the Secured Party may hold at any time, or to marshal assets, or to pursue any other remedy.  The Company waives any defense arising by reason of the application of the statute of limitations to any obligation secured hereby.

11.           Term of Agreement.  This Agreement and the Security Interest shall terminate on the date on which all payments under the Notes have been made in full and all other Obligations have been paid or discharged.  Upon such termination, the Secured Party, at the request and at the expense of the Company, will join in executing any termination statement with respect to any financing statement executed and filed pursuant to this Agreement.

12.           Power of Attorney; Further Assurances.

(a)           The Company authorizes the Secured Party, and does hereby make, constitute and appoint it, and its respective officers, agents, successors or assigns with full power of substitution, as the Company’s true and lawful attorney-in-fact, with power, in its own name or in the name of the Company, to, after the occurrence and during the continuance of an Event of Default, (i) endorse any notes, checks, drafts, money orders, or other instruments of payment (including payments payable under or in respect of any policy of insurance) in respect of the Collateral that may come into possession of the Secured Party; (ii) to sign and endorse any UCC financing statement or any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with accounts, and other documents relating to the Collateral; (iii) to payor discharge taxes, liens, security interests or other encumbrances at any time levied or placed on the Collateral; (iv) to demand, collect, receipt for, compromise, settle and sue for monies due in respect of the Collateral; and (v) generally, to do, at the option of the Secured Party, and at the Company’s expense, at any time, or from time to time, all acts and things which the Secured Party deems necessary to protect, preserve and realize upon the Collateral and the Security Interest granted therein in order to effect the intent of this Agreement and the Notes, all as fully and effectually as the Company might or could do; and the Company hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof.  This power of attorney is coupled with an interest and shall be irrevocable for the term of this Agreement and thereafter as long as any of the Obligations shall be outstanding.

(b)           On a continuing basis, the Company will take all such action as may reasonably be deemed necessary or advisable, or as reasonably requested by the Secured Party, to perfect the Security Interest granted hereunder and otherwise to carry out the intent and purposes of this Agreement, or for assuring and confirming to the Secured Party the grant or perfection of a security interest in all the Collateral.

(c)           The Company hereby irrevocably appoints the Secured Party as the Company’s attorney-in-fact, with full authority in the place and stead of the Company and in the name of the Company, from time to time in the Secured Party’s discretion, to take any action and to execute any instrument which the Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including the filing, in its sole discretion, of one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of the Company where permitted by law.

13.           Notices.  All notices, requests, demands and other communications hereunder shall be in writing, with copies to all the other parties hereto, and shall be deemed to have been duly given when (i) if delivered by hand, upon receipt, (ii) if sent by facsimile, upon receipt of proof of sending thereof, (iii) if sent by nationally recognized overnight delivery service (receipt requested), the next business day or (iv) if mailed by first-class registered or certified mail, return receipt requested, postage prepaid, four days after posting in the U.S.  mails, in each case if delivered to the following addresses:

If to the Company:	Shearson Financial Network, Inc.
921 Front Street
San Francisco, California 94111
Attention: Harry Kraatz
Telephone: (415) 296-5127
Facsimile: (415) 634-1306

With a copy to:	Gordon Silver
3960 Howard Hughes Parkway, 9th Floor
Las Vegas, Nevada
Attention: Gregory E. Garman
Telephone: (702) 796-5555
Facsimile: (702) 369-2666

If to the Secured Party:	AJW Partners, LLC
AJW Offshores, Ltd.
AJW Qualified Partners, LLC
New Millennium Capital Partners II, LLC
AJW Master Fund, Ltd.
1044 Northern Boulevard
Suite 302
Roslyn, New York 11576
Attention: Corey Ribotsky
Facsimile: 516-739-7115

With a copy to:	Bryan Cave LLP
1200 Main Street, Suite 3500
Kansas City, Missouri 64105
Attention: Mark Stingley, Esq.
Telephone: (816) 391-7649
Facsimile: (816) 855-3649

14.           Other Security.  To the extent that the Obligations are now or hereafter secured by property other than the Collateral, then the Secured Party shall have the right, in its sole discretion, to pursue, relinquish, subordinate, modify or take any other action with respect thereto, without in any way modifying or affecting any of the Secured Party’s rights and remedies hereunder.

15.           Miscellaneous.

(a)           No course of dealing between the Company and the Secured Party, nor any failure to exercise, nor any delay in exercising, on the part of the Secured Party, any right, power or privilege hereunder or under the Notes shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(b)           All of the rights and remedies of the Secured Party with respect to the Collateral, whether established hereby or by the Notes or by any other agreements, instruments or documents or by law shall be cumulative and may be exercised singly or concurrently.

(c)           This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and is intended to supersede all prior negotiations, understandings and agreements with respect thereto.  Except as specifically set forth in this Agreement, no provision of this Agreement may be modified or amended except by a written agreement specifically referring to this Agreement and signed by the parties hereto.

(d)           In the event that any provision of this Agreement is held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, unless such provision is narrowed by judicial construction, this Agreement shall, as to such jurisdiction, be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable.  If, notwithstanding the foregoing, any provision of this Agreement is held to be invalid, prohibited or unenforceable in any jurisdiction, such provision, as to such jurisdiction, shall be ineffective to the extent of such invalidity, prohibition or unenforceability without invalidating the remaining portion of such provision or the other provisions of this Agreement and without affecting the validity or enforceability of such provision or the other provisions of this Agreement in any other jurisdiction.

(e)           No waiver of any breach or default or any right under this Agreement shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default or right, whether of the same or similar nature or otherwise.

(f)           This Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and assigns.

(g)           Each party shall take such further action and execute and deliver such further documents as may be necessary or appropriate in order to carry out the provisions and purposes of this Agreement.

(h)           This Agreement shall be construed in accordance with the laws of the State of New York, except to the extent the validity, perfection or enforcement of a security interest hereunder in respect of any particular Collateral which are governed by a jurisdiction other than the State of New York in which case such law shall govern.  Each of the parties hereto irrevocably submit to the exclusive jurisdiction of the United States Bankruptcy Court for the District of Nevada or any New York State or United States Federal court sitting in Manhattan County, New York over any action or proceeding arising out of or relating to this Agreement, and the parties hereto hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such aforesaid State or Federal court.  The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  The parties hereto further waive any objection to venue in the State of New York and any objection to an action or proceeding in the State of New York on the basis of forum non conveniens.

(i)            EACH PARTY HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTY HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH PARTY WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS.  EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY HAS KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHTS TO A JURY TRIAL FOLLOWING SUCH CONSULTATION.  THIS WAIVER IS IRREVOCABLE, MEANING THAT, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS AND SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(j)           This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed on the day and year first above written.

COMPANY:

SHEARSON FINANCIAL NETWORK, INC.

By:
Name:
Its:

SECURED PARTIES:

AJW PARTNERS, LLC
By:	SMS Group, LLC

By:
Corey S. Ribotsky
Manager

AJW OFFSHORES, LTD.
By:	First Street Manager II, LLC

By:
Corey S. Ribotsky
Manager

AJW QUALIFIED PARTNERS, LLC
By:	AJW Manager, LLC

By:
Corey S. Ribotsky
Manager

NEW MILLENNIUM CAPITAL PARTNERS II, LLC
By:	First Street Manager II, LLC

By:
Corey S. Ribotsky
Manager

AJW MASTER FUND, LTD.
By: FIRST STREET MANAGER II, LLC

By:
Corey S. Ribotsky
Manager

STATE OF _____________	)
)
COUNTY OF ___________	)

The foregoing instrument was acknowledged before me this __ day of _________, 2008, by _______________, the _________________ of Shearson Financial Network, Inc., a Nevada corporation, on behalf of the company.

Notary Public

SCHEDULE A

Principal Place of Business of the Company:

921 Front Street
San Francisco, CA 94111

Locations Where Collateral is Located or Stored:

2470 St. Rose Parkway - Suite 314 (held by Liberty Capital)
Henderson, Nevada  89074

3290 E. Oleta Ave. (Best Storage)
Henderson, NV 89074

3869 E. Sunset Road (Storage West)
Las Vegas, NV 89120

List of Wholly-Owned Subsidiaries of Company and entities in which the Company holds a 70% equity interest:

Shearson Home Loans (wholly-owned subsidiary)
Allstate Home Loans (the Company owns at least a 70% equity interest)